Exhibit 10.4

Execution Copy

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of January 5, 2017 by and between World Currency Gold Trust (the “Trust”), a Delaware statutory trust organized in series, on behalf of each of its series (each, a “Fund” and collectively, the “Funds”), as listed on Exhibit A hereto (as such Exhibit may be amended from time to time) and The Bank of New York Mellon, a New York corporation authorized to do a banking business (“BNY Mellon”).

WITNESSETH:

WHEREAS, the Trust, on behalf of each Fund, desires to retain BNY Mellon to provide the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Trust, duly authorized to execute this Agreement and to give Instructions on behalf of the Trust as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time the Trust may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit B actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Confidential Information” shall have the meaning given in Section 22 of this Agreement.

“Documents” shall mean such other documents, including but not limited to, resolutions of the Sponsor authorizing the execution, delivery and performance of this Agreement by the Trust, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Gold” shall mean gold bullion meeting the requirements of London Good Delivery.

“Index” shall mean the underlying index for each Fund.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean the entity identified by the Trust to BNY Mellon as the entity having investment responsibility with respect to the Trust.

“LBMA” means The London Bullion Market Association.

“London Good Delivery” shall have the meaning assigned in the “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA.

“Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in the Funds’ Offering Materials.

“Offering Materials” shall mean the Funds’ currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Funds.

“Organizational Documents” shall mean certified copies of the Trust’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to the Trust, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.

“Reference Currency” shall mean each currency referenced in a Fund’s underlying Index.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act and the 1934 Act.

“Shares” means the shares of beneficial interest of any series or class of the Trust.

“Sponsor” means the designated sponsor of the Trust, currently WGC USA Asset Management Company, LLC.

2. Appointment.

The Trust, on behalf of each Fund, hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3. Representations and Warranties.

(a) The Trust, on behalf of each Fund, hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement on behalf of each Fund, and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by the Trust, on its own behalf and on behalf of each Fund, in accordance with all requisite action and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms;

(iii) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv) The method of valuation of Gold and each Reference Currency and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Funds. To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Funds would violate any applicable laws or regulations, the Funds shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of Gold, each Reference Currency, net asset value or other computation, as the case may be, or, instruct BNY Mellon in writing to value Gold and each Reference Currency and/or compute Net Asset Value or other computations in a manner each Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by such Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

(v) The Trust hereby represents and warrants to BNY Mellon that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNY Mellon or to the adviser to, or sponsor of, the Trust in connection with this Agreement, including, but not limited to, any fee waivers, reimbursements, or payments made, or to be made, by BNY Mellon to such adviser or sponsor or to any affiliate of the Trust relating to this Agreement have been fully disclosed to the Trust or the Trust’s sponsor and that, if required by applicable law, the Trust or the Trust’s sponsor has approved or will approve the terms of this Agreement, and any such fees, expenses, and benefits.

(vi) Each person named on Exhibit B hereto is duly authorized by the Trust to be an Authorized Person hereunder;

(vii) It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus and Statement of Additional Information), each calculation of net asset value provided by BNY hereunder to Authorized Participants at the time BNY Mellon provides such calculation to Authorized Participants.

(b) BNY hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power and authority to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by BNY Mellon in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms;

(iii) It has, and will maintain, such backup, contingency and disaster recovery procedures as are required by its regulators.

4. Delivery of Documents.

The Trust and each Fund shall promptly provide, deliver, or cause to be delivered from time to time, to BNY Mellon the Trust’s Organizational Documents, a copy of any and all SEC exemptive orders issued to the Trust, and Documents and other materials used in the distribution of Shares and all amendments thereto as may be reasonably necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon or contained in an Organizational Document or Document previously delivered to BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

5. Duties and Obligations of BNY Mellon.

(a) Subject to the direction and control of the Sponsor and the provisions of this Agreement, BNY Mellon shall provide to each Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b) In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records, other than those listed in Schedule I attached hereto, or other services normally performed by the Funds’ respective counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person, and each Fund acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

(d) The Trust, on behalf of each Fund, shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY Mellon and to provide BNY Mellon, upon reasonable request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which BNY Mellon reasonably believes is necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of a Fund to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by each Fund when acting in good faith reliance upon such information, documents or advice relating to such Fund, provided that BNY has carried out its duties in accordance with its standard of care as set forth herein. All fees or costs charged by such persons shall be borne by the appropriate Fund. In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e) Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(f) The Trust, on behalf of each Fund, shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Trust, on behalf of each Fund, shall also furnish BNY Mellon with valuations for Gold and each Reference Currency if BNY Mellon notifies the Trust that same are not available to BNY Mellon from a pricing service utilized, or subscribed to, by BNY Mellon which the Trust directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY Mellon with valuations for Gold and each Reference Currency and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any pricing service. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.

(g) BNY Mellon may apply to an Authorized Person of any Fund for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for such Fund, and in the absence of manifest error, BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without gross negligence or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. Except as otherwise set forth herein, BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(h) BNY Mellon may consult with counsel to the Trust, and shall be fully protected with respect to anything done or omitted by it provided that BNY Mellon acts in good faith and without gross negligence or willful misfeasance in carrying out such advice or opinion of such counsel to the Trust, and provided further that, any such action or omission by BNY Mellon is consistent with BNY Mellon’s rights and responsibilities under this Agreement.

(i) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(j) BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation, except for those set forth herein, shall be implied against BNY Mellon in connection with this Agreement.

(k) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Trust, on behalf of a Fund, and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of Gold; the amounts or formula for calculating the amounts and times of accrual of Funds’ or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Gold or any Reference Currency; and amounts receivable or amounts payable for the sale or redemption of Fund Shares effected by or on behalf of a Fund. In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of Gold, Reference Currencies or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of Gold, Reference Currencies or other assets by a Fund or any third party described in this sub-section (k) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of Gold or Reference Currencies.

(l) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(m) BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Nor shall BNY Mellon be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon or a BNY Mellon Affiliate to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement. Upon the occurrence of any such delay or failure BNY Mellon shall use commercially reasonable efforts to resume performance as soon as practicable under the circumstances.

6. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Trust on behalf of each Fund, as appropriate, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s Sponsor, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable securities laws of each Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of such Fund’s Sponsor, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its sponsor, directors, officers, managers, and/or members, as may be applicable.

7. Portfolio Compliance Services.

(a) If Schedule I contains a requirement for BNY Mellon to provide each Fund with portfolio compliance services, such services shall be provided pursuant to the terms of this

Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between BNY Mellon and the Trust, on behalf of each Fund, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Trust. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b) The Trust, on behalf of each Fund, will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt. The Trust agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report. In addition, if the Trust learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Trust will notify BNY Mellon of such condition promptly after discovery thereof.

(c) While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. Provided BNY Mellon acted without gross negligence or willful misfeasance, in the event of any errors or omissions in the performance of Portfolio Compliance Services, a Fund’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

8. Regulatory Administration Services.

(a) If Schedule I contains a requirement for BNY Mellon to provide each Fund with compliance support services and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b) Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person.

(c) All work product produced by BNY Mellon in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Trust and by the Trust’s legal counsel. The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Trust. BNY Mellon disclaims liability to the Fund, and the Fund is solely responsible, for the adequacy and effectiveness of the Fund’s compliance program.

9. Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNY Mellon shall exercise reasonable care and diligence in carrying out all of its duties and obligations under this Agreement and BNY Mellon shall not be liable for any costs, expenses, damages, liabilities or claims (including reasonable attorneys’ and accountants’ fees) incurred by or asserted against the Trust, or the Trust on behalf of a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s own gross negligence, bad faith, willful misfeasance, reckless disregard of its duties hereunder, or breach of any representation or warranty of BNY Mellon contained in this Agreement. In no event shall either party be liable to the other party or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

(b) Subject to the limitations set forth in Section 10 below, the Trust and/or each Fund, as applicable, shall indemnify and hold harmless BNY Mellon from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Trust or a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred by or which may be asserted by a third party against BNY Mellon, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon in good faith hereunder or in reliance upon (i) the Trust’s Offering Materials or Documents (excluding information provided by BNY Mellon), (ii) any Instructions of an Authorized Person, or, (iii) any opinion of legal counsel for each Fund pursuant to Section 5(h) of this Agreement, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement. Provided, that no Fund shall indemnify BNY Mellon for costs, expenses, damages, liabilities or claims for which BNY Mellon is liable under preceding subsection 9(a). This indemnity shall be a continuing obligation of the Trust and each Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Trust and/or each Fund, as applicable, shall indemnify BNY Mellon against and save BNY Mellon harmless from any loss, damage or expense, including reasonable counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by or on behalf of a Fund;

(ii) Action or inaction taken or omitted to be taken by BNY Mellon pursuant to written or oral instructions of the Trust on behalf of the Funds or otherwise carried out by BNY Mellon without gross negligence, bad faith, willful misfeasance or reckless disregard of its duties hereunder;

(iii) Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for the Trust or a Fund or its own counsel pursuant to Section 5(h) of this Agreement;

(iv) Any improper use by the Trust or a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

(v) The method of valuation and the method of computing each Fund’s net asset value to the extent such methods were instructed by a Fund or its agents, directly or by way of its Prospectus; or

(vi) Any valuations or net asset value provided by a Fund.

(c) Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

10. Limitation of Liability.

BNY Mellon agrees that, pursuant to Section 3804(a) of the Delaware Statutory Trust Act, the liabilities of each Fund shall be limited such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to a particular Fund shall be enforceable against the assets of that particular Fund only, and not against the assets of the Trust generally or the assets of any other Fund and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing and relating to this Agreement with respect to the Trust generally and any other Fund shall be enforceable against the assets of that particular Fund.

11. Compensation.

BNY Mellon is entitled to receive from the Sponsor fees for its ordinary services under this Agreement and reimbursement for its customary and ordinary out-of-pocket expenses incurred under this Agreement in accordance with a separate written agreement between the Sponsor and BNY Mellon. Each Fund agrees to pay BNY Mellon any compensation due it for extraordinary services as is mutually agreed to in writing by each Fund and BNY Mellon from time to time.

12. Records; Visits.

(a) The books and records pertaining to the Trust and each Fund which are in the possession or under the control of BNY Mellon shall be the property of the Trust. The Trust and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by BNY Mellon to the Trust or to an Authorized Person, at the Trust’s expense.

(b) BNY Mellon shall keep records relating to the services to be performed by BNY Mellon hereunder, in the form and manner to the extent required by Section 31 of the Investment

Company Act of 1940 and the rules thereunder (the “Rules”) as if the Trust was subject to such Rules, and all such books and records shall be property of the Trust, will be preserved, maintained and made available to the Trust and will be surrendered promptly to the Trust on and in accordance with its reasonable request.

13. Term of Agreement.

The term of this Agreement shall be one year commencing upon the date hereof and shall automatically renew for additional one-year terms unless either party provides written notice of termination at least ninety (90) days prior to the end of any one year term or, unless earlier terminated as provided below:

(a) Either party hereto may terminate this Agreement in the event the other party breaches any material provision of this Agreement, which shall include, without limitation, the Trust or the Sponsor’s failure to make payments to BNY Mellon as contemplated by Section 11, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 90 days of receipt of such notice.

(b) Either party hereto may terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (ii) a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against the party any such case or proceeding; (iii) a party makes a general assignment for the benefit of creditors; or (iv) a party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. Either party hereto may exercise its termination right under this Section 13(b) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.

(c) The Trust may terminate this Agreement at any time upon ninety (90) days’ prior written notice in the event that the Sponsor determines to liquidate the Trust and terminate its registration with the Securities and Exchange Commission.

(d) Should the Trust exercise its right to terminate, all out of pocket expenses associated with the movement of records and material will be borne by the Trust.

(e) The terms of Sections 9 and 10 shall survive any termination of this Agreement.

14. Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Trust to be bound thereby, and authorized or approved by the Trust’s Sponsor.

15. Assignment; Subcontracting.

(a) Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

(b) This Agreement shall inure to the benefit of and be binding upon the parties, and their respective permitted successors and assigns.

(b) Notwithstanding the foregoing: (i) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its responsibilities or liabilities hereunder; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the Fund and (B) limit BNY Mellon’s liability such that BNY Mellon shall only be liable for failure to reasonably select such unaffiliated third party, and BNY Mellon shall have no liability for any acts or omissions to act of such unaffiliated third party; and (iii) BNY Mellon, in the course of providing certain additional services requested by a Fund, including but not limited to, Typesetting or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality. BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and a Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c) As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Sponsor will pay to BNY Mellon such fees as may be agreed to in writing by the Sponsor and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Trust.

16. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

17. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

18. No Waiver.

Each and every right granted to BNY Mellon hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon of any right preclude any other or future exercise thereof or the exercise of any other right.

19. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Trust, at

World Currency Gold Trust

c/o WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, New York 10017, United States of America

if to BNY Mellon, at

BNY Mellon

2 Hanson Place

Brooklyn, NY 11217

Attention: ETF Operations

with a copy to:

The Bank of New York Mellon

225 Liberty Street

New York, New York 10286

Attention: Legal Dept.—Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

20. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

21. Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

22. Confidentiality.

(a) Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 22 shall survive termination of this Agreement for a period of one (1) year after such termination.

(b) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Fund confirms that it is authorized to consent to the foregoing.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the latest date set forth below.

WORLD CURRENCY GOLD TRUST, ON

BEHALF OF EACH FUND LISTED ON

APPENDIX A

By: /s/ Gregory S. Collett

Name: Gregory S. Collett

Title: Vice President*

Date: 1.3.17

* Authorized to sign on behalf of the Trust in

   this capacity since an officer of the Trust’s

   sponsor

THE BANK OF NEW YORK MELLON

By: /s/ Stephen Cook

Name: Stephen Cook

Title: Managing Director

Date: 1/5/2017

EXHIBIT A

Funds

SPDR® Long Dollar Gold Trust

SPDR® Euro Gold Trust

SPDR® Pound Gold Trust

SPDR® Yen Gold Trust

EXHIBIT B

I, [Name]                     , of         [Fund Name]         , a [State] [corporation/trust] (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Trust, and each has been duly elected or appointed by the Trust to each such position and qualified therefor in conformity with the Trust’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of                 , 201    , between the Trust and The Bank of New York Mellon.

Name	Position	Signature

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation and computation accounting services for each Fund:

•	Journalize investment, capital share and income and expense activities;

•	Maintain individual ledgers for Fund assets

•	Maintain certain financial books and records for each Fund, including creation and redemption books and records, Fund accounting records, and books and records regarding Gold transfers under the Funds’ Gold Delivery Agreement;;

•	Maintain historical tax lots for Fund assets;

•	Reconcile cash and investment balances of each Fund with the Fund’s custodian and provide each Fund’s Sponsor, as applicable, with the beginning cash balance available for investment purposes upon request;

•	Calculate various contractual expenses;

•	Calculate capital gains and losses;

•	Calculate daily distribution rate per share;

•	Determine net income;

•	Obtain Gold quotes, Reference Currency quotes and currency exchange rates from pricing services approved by a Fund’s Sponsor, or if such quotes are unavailable, then obtain such prices from the Fund’s Sponsor, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Sponsor or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

•	Compute net asset value, calculated in the manner described in the Funds’ Offering Materials;

•	Such net asset value reports and statements shall be provided to the Fund by 12:00 p.m. New York time and to Authorized Participants by 12:00 p.m. New York time, in each case by such means as BNY Mellon and the Fund may agree upon from time to time.

•	Transmit or make available a copy of the daily portfolio valuation to a Fund’s Sponsor; and

•	Publish basket to NSCC on each day on which trading occurs on the applicable securities exchange where the Fund is traded; and

•	Compute portfolio returns.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for each Fund:

•	Financial Statement Preparation & Review

•	Prepare financial statements for each Fund;

•	Prepare the Fund’s periodic shareholder reports as required pursuant to the Securities Exchange Act of 1934 as requested by the Fund; and

•	Prepare, circulate and maintain the Fund’s financial reporting production calendar.

•	Typesetting Services

•	Create financial compositions for the applicable financial report and related EDGAR files;

•	Maintain country codes, industry class codes, security class codes and state codes;

•	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

•	Create components that will specify the proper grouping and sorting for display of portfolio information;

•	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);

•	Process, convert and load security and general ledger data;

•	Include data in financial reports provided from external parties to BNY Mellon which, includes, but is not limited to: Forms 10-Q, 10-K and S-1, shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

•	Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and a Fund, BNY Mellon will use the same layout for production data for every successive reporting period);

•	Generate financial reports using the Vendor’s capabilities which include the following:

•	front/back cover;

•	table of contents;

•	shareholder letter;

•	Management Discussion and Analysis commentary;

•	sector weighting graphs/tables;

•	disclosure of Fund expenses;

•	schedules of investments;

•	statement of net assets;

•	statements of assets and liabilities;

•	statements of operation;

•	statements of changes;

•	statements of cash flows;

•	financial highlights;

•	notes to financial statements;

•	report of independent registered public accounting firm;

•	tax information; and

•	additional Fund information as mutually agreed in writing between BNY Mellon and a Fund.

•	Unless mutually agreed in writing between BNY Mellon and a Fund, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports. At the request of a Fund and upon the mutual written agreement of BNY Mellon and the Fund as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to change format or layout of reports from time to time.

TAX SERVICES

BNY Mellon shall provide the following tax services for each Fund:

•	Tax Provision Preparation

•	Prepare fiscal year-end tax provision analysis;

•	Process tax adjustments on securities identified by a Fund that require such treatment;

•	Prepare ROCSOP adjusting entries; and

•	Prepare financial statement footnote disclosures.

•	Tax Distributions Calculations

•	Prepare calendar year tax distribution analysis;

•	Process tax adjustments on securities identified by a Fund that require such treatment; and

•	Prepare annual tax-based distribution estimate for each Fund.

•	Other Tax Services

•	Prepare for execution and filing, the federal and state income and excise tax returns;

•	Prepare year-end broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

•	Uncertain Tax Provisions

•	Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”);

•	Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures, and (v) Subchapter M compliance work papers;

•	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

•	Review relevant statutory authorities;

•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

•	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon; and

•	Delivery of a written report to the applicable Fund detailing such items.

IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs the Trust that any U.S. tax advice contained in any communication from BNY Mellon to the Trust (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for each Fund:

•	In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY Mellon in writing from time to time, monitor Gold transfers under the Gold Delivery Agreement, such Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

•	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

•	Calculate Fund approved income and per share amounts required for periodic distributions to be made by the applicable Fund;

•	Calculate total return information;

•	Coordinate a Fund’s annual audit;

•	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

•	Provide sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance. BNY Mellon shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services for each Fund:

•	Maintain a regulatory calendar for each Fund listing various SEC filing approval deadlines;

•	Prepare and coordinate the filing of annual post-effective amendments to a Fund’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series);

•	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list; and

•	Assist in the preparation of notices of annual or special meetings of shareholders and proxy materials relating to such meetings.